EXHIBIT 99.1

N E W S  R E L E A S E

Contact:	Peter D. Brown Vice President, Treasurer and Investor Relations Foot Locker, Inc. (212)720-4254

FOOT LOCKER, INC. REPORTS FOURTH QUARTER SALES

•	Fourth Quarter Comparable-Store Sales Increased 3.9 Percent
•	Fourth Quarter Earnings Per Share From Continuing Operations Expected to be $0.60 - $0.63

NEW YORK, NY, February 2, 2006 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported sales for the 13-week period ended January 28, 2006 of $1,563 million, versus $1,535 million in the comparable period last year, an increase of 1.8 percent. For this same 13-week period, comparable store sales increased 3.9 percent.

For the 52-week period ended January 28, 2006, sales increased 5.5 percent to $5,652 million, from $5,355 million in the Company’s corresponding period last year. Comparable-store sales for the Company’s same 52-week period increased 2.7 percent.

Excluding the effect of foreign currency fluctuations, total sales for the 13-week and 52-week periods increased 3.6 percent and 5.5 percent, respectively.

“We are pleased with our consolidated fourth quarter comparable-store sales results, which were in line with our initial expectations,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “Very solid comparable-store sales increases were posted by each of our retail store divisions in North America, as well as our direct-to-customers business, partially reflecting a more promotional posture during the January clearance period than we had initially expected. As a result, our merchandise is better positioned for 2006 and within our inventory aging standard. Comparable-store sales in other international markets, primarily in Europe, continued to be challenging.”

The Company’s fourth quarter results include pre-tax income of $5 million, or $0.02 per share, primarily reflecting collections from its insurance companies related to recovery of losses sustained during the Company’s third fiscal quarter that resulted from Hurricanes Katrina, Rita and Wilma. Also in the fourth quarter, the Company expects its net income to be enhanced by approximately $6 to $9 million, or $0.04 to $0.06 per share, resulting from a reduction of its income tax valuation allowance due to actions taken to utilize international tax loss carryforwards. The Company currently expects its fourth quarter net income per share from continuing operations to be in the range of $0.60 to $0.63.

Foot Locker, Inc. plans to report fourth quarter 2005 and full year financial results on Wednesday, March 1, 2006. A conference call is scheduled on Thursday, March 2, 2006 for 10:00 a.m. EST to discuss these results and provide guidance with regard to its earnings outlook for 2006. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log-on to the website at least 15 minutes prior to the call in order to download any necessary software. The webcast conference call will be available for replay until 5:00 p.m. Monday, March 6, 2006. News releases are also available on the Internet at http://www.prnewswire.com or on Foot Locker, Inc.’s website at http://www.footlocker-inc.com.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 4,000 stores in 20 countries in North America, Europe and Australia. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.

Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management’s current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations, disruptions to transportation services and distribution, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas and the ability of the Company to execute its business plans effectively with regard to each of its business units. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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